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                                                               Exhibit 10(xxiii)

                               SEVERANCE AGREEMENT

      This Severance Agreement ("Agreement") is entered into between Pamela Linton ("EMPLOYEE") and American Greetings Corporation, an Ohio corporation ("AG" or "Company"), on the date set forth at the signature lines below, arising out of the employment relationship between EMPLOYEE and AG. This Agreement will not become effective and irrevocably binding until seven (7) days after it is signed by EMPLOYEE. EMPLOYEE may revoke this Agreement at any time prior to the expiration of such seven (7) days. A revocation must be in writing and it must be received by the Company by the close of business on the seventh day.

      In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

      1. EMPLOYEE hereby acknowledges termination of employment with the Company effective as of the close of business on February 28, 2005 ("Severance Date").

      2. Commencing on the Severance Date and upon EMPLOYEE signing a waiver prepared by the Company in the form of paragraph 8, and provided that EMPLOYEE has not resigned prior to the Severance Date, EMPLOYEE will receive the following benefits from the Company:

            a. Severance pay of an amount equal to 30 months base salary, based on EMPLOYEE'S annual salary in effect at the Severance Date, payable in monthly installments beginning on March 15, 2005, less applicable deductions, including deductions for health care coverage. Any payments due before the effective date of this Agreement shall be payable within ten (10) days after the effective date. Company reserves the right to pay any portion of the severance pay in a lump sum, at Company's discretion.

            b. Continued health care coverage, concurrently with COBRA, in the plan in which EMPLOYEE is enrolled at the Severance Date, at the Senior Vice President active employee payroll deduction rate, as it may be changed from time-to-time, through August 31, 2007; and from September 1, 2007 through August 31, 2014, EMPLOYEE will continue to be eligible for health care coverage at the Senior Vice President active employee rate on a pre-tax basis, as it may be changed from time-to-time;

            c. EMPLOYEE will be eligible to participate in the Key Management Annual Incentive Plan for Fiscal Year 2005, at no less than a "Meets Expectations" evaluation level;

            d. AG will pay for up to 6 months of outplacement services to assist EMPLOYEE in seeking employment. AG will select the service provider and will make direct payments to the service provider;

            e. EMPLOYEE will have continued use of EMPLOYEE's company car through August 31, 2007, at which time EMPLOYEE will return the car to AG unless EMPLOYEE exercises the option to purchase the car at a discount of $500 below the car's residual value;

            f. EMPLOYEE will continue to be covered under the Company's Executive Life Insurance Plan for 6 months past the Severance Date (coverage will continue through August 31, 2005); and

            g. Stock options granted to EMPLOYEE prior to the Severance Date will continue to vest according to the terms of the stock option plan(s) through August 31, 2007, as if EMPLOYEE were actively employed. Vested stock options shall be exercisable for 90 days after August 31, 2007.

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            h.    If EMPLOYEE dies before all the benefits payable under this paragraph 2 have been fully paid to EMPLOYEE: the remainder of the benefits payable under subparagraphs a and c of this paragraph shall be paid to EMPLOYEE's estate; EMPLOYEE's dependents shall be eligible for the continued healthcare coverage provided in subparagraph b as if EMPLOYEE were alive; and the remainder of the benefits payable under subparagraphs e and g shall continue for 90 days beyond EMPLOYEE's death, at which time they shall terminate.

      3. Following the Severance Date, EMPLOYEE and Company will enter into a Consulting Agreement (a copy of which is attached as Exhibit #1), pursuant to which EMPLOYEE will consult with Company on dates that are mutually agreed upon. Company will pay EMPLOYEE $2,000 per day plus expenses for such consulting. Company agrees to engage EMPLOYEE's services for a minimum of 30 days per year in each of the three 12 month periods that follow EMPLOYEE's Severance Date, or such other schedule as EMPLOYEE and AG may mutually agree on.

      4. If EMPLOYEE is re-employed by Company, in any capacity other than a temporary or part-time assignment, prior to receipt of all the severance benefits provided in paragraph 2., EMPLOYEE will forfeit any unpaid severance benefits. In the event EMPLOYEE is paid severance in a lump sum, s/he will pay back to COMPANY that amount EMPLOYEE would not have received had severance been paid out in equal installments over time, pursuant to paragraph 2(a).

      5. EMPLOYEE acknowledges that as of the Severance Date EMPLOYEE will cease to be an employee of AG and thereafter will not be eligible for or receive any benefits of employment and that the only benefits EMPLOYEE will receive from AG are those benefits described in paragraph 2 above; provided, however, that this Agreement does not waive any benefits EMPLOYEE may be eligible to receive under the Company's Supplemental Executive Retirement Plan, any stock option plan, deferred compensation plan, or the Retirement Profit Sharing and Savings Plan.

      6. Notwithstanding any other provision of this Agreement, EMPLOYEE acknowledges that the benefits EMPLOYEE will receive under paragraph 2 above are greater than those benefits EMPLOYEE would have been entitled to receive upon termination in the absence of this Agreement.

      7. This Agreement is offered as part of an exit incentive or other employment termination program (the "Program"). Information concerning eligibility and selection for the Program that is required to be provided under the federal age discrimination in employment laws is enclosed with this Agreement. EMPLOYEE acknowledges receipt of the information.

      8. With respect to any and all events arising out of or related to the employment relationship between EMPLOYEE and the Company occurring on or before the Severance Date, EMPLOYEE hereby releases and forever discharges Company and its agents, officers, directors, employees, subsidiaries, divisions, affiliates, successors and assigns, (collectively "AG Releasees") from any and all claims and/or causes of action, known or unknown, arising (i) from or during EMPLOYEE's employment with AG or (ii) as a result of the termination of that employment; and EMPLOYEE hereby covenants and agrees that s/he will not assert any such claims and/or causes of action against any AG Releasee, including but not limited to, (i) claims and/or causes of action arising under the Age Discrimination in Employment Act (29 U.S.C. Sec. 621 et seq.), (ii) claims and/or causes of action arising under federal, state or local laws, including but not limited to those prohibiting employment discrimination on the basis of race, color, national origin, religion, sex, age, disability or otherwise; (iii) claims and/or causes of action growing out of any legal restrictions on AG's right to

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terminate its employees, including breach of contract, discharge in violation of public policy, or promissory estoppel, or (iv) tort claims and/or causes of action, including infliction of emotional distress, defamation, libel or slander.

      9. EMPLOYEE represents and warrants that EMPLOYEE has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair Employee's performance of any part of this Agreement.

      10. EMPLOYEE agrees that in the event that EMPLOYEE breaches any of the terms of this agreement, EMPLOYEE will forfeit the benefits described in paragraph 2, plus EMPLOYEE will pay any expenses or damages incurred by the AG Releasees as a result of the breach, including reasonable attorneys' fees.

      11. EMPLOYEE acknowledges that EMPLOYEE has an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that EMPLOYEE acquired during the course of employment with Company. This obligation of confidence and non-disclosure extends to both Company information and third-party information held by the Company in confidence, and this obligation continues after the Severance Date. EMPLOYEE is prohibited from using or disclosing such information.

      13. EMPLOYEE agrees that from the Severance Date through August 31, 2007, EMPLOYEE shall not be employed directly or indirectly in any capacity or work as a consultant or independent contractor for any person, firm or company in the greeting card or social expressions industry in any capacity similar to that held by EMPLOYEE while employed with the Company.

      14. Any dispute arising out of or relating to this Agreement or EMPLOYEE's employment shall be resolved pursuant to the Company's alternative dispute resolution program known as "Solutions", and the arbitration provided for under the Solutions program shall be final and binding upon the parties, except for any appeal permitted by law; provided however, that in the event that the Company seeks injunctive relief to enforce its rights under Paragraphs 12 or 13 of this Agreement, the parties consent to the jurisdiction of the state or federal court in Cuyahoga County, Ohio without regard to the mediation and arbitration provisions of the Solutions program.

      15. For 90 days after the Severance Date, EMPLOYEE agrees to provide and cooperate promptly with any reasonable request by the Company to provide such information, signatures, or certifications (as to matters upon which Employee can truthfully certify) that may be required for, or otherwise relate to, the Company's compliance with federal, state or local laws or regulatory requirements. The Company shall reimburse EMPLOYEE for all reasonable expenses related to compliance with this paragraph.

      16. EMPLOYEE agrees that he/she will not make any oral or written statements that either generally or specifically disparage the Company, its employment practices, business, products, conduct or policies, or its employees, directors, or agents. AG agrees that it shall not make any oral or written statements that either generally or specifically disparage EMPLOYEE or his/her professional competence or employability.

      17. (a) This Agreement constitutes the entire understanding between EMPLOYEE and the Company relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with EMPLOYEE's employment with AG except insofar as such agreement(s) concern EMPLOYEE's obligations with regard to competing with AG or

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EMPLOYEE's obligations with regard to AG's trade secrets, proprietary or other confidential information belonging to AG, which obligations are not modified, amended or terminated by this Agreement and which continue after the Severance Date. This Agreement may not be changed, modified, or altered without the express written consent of EMPLOYEE and the Senior Vice President and General Counsel of AG.

            (b) AG's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive AG of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by the Senior Vice President and General Counsel of AG..

            (c) This Agreement shall be construed in accordance with the laws of the State of Ohio. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

      18. EMPLOYEE is hereby advised and encouraged to consult an attorney prior to executing this Agreement. EMPLOYEE acknowledges that if EMPLOYEE has executed this Agreement without consulting an attorney EMPLOYEE has done so knowingly, voluntarily and contrary to the express advice herein.

      19. EMPLOYEE acknowledges that EMPLOYEE has been given at least forty-five
(45) days from the date EMPLOYEE first received this Agreement, which date was on or before December 9, 2004, during which to consider this Agreement. EMPLOYEE understands that the offer made to EMPLOYEE by this Agreement remains open for at least forty-five (45) days, and that EMPLOYEE may accept the offer at any time through February 28, 2005. If EMPLOYEE does not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless AG expressly notifies EMPLOYEE in writing otherwise.

AMERICAN GREETINGS CORPORATION

By: /s/ Zev Weiss                                    Date: 28 Feb. 05
    --------------------------------
        Zev Weiss

Title: Chief Executive Officer

/s/ Pamela Linton                                    Date: 28 February 05
------------------------------------
    Pamela Linton

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